FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION ANNOUNCES DEFINITIVE AGREEMENT WITH TE CONNECTIVITY TO SELL ITS HIRSCHMANN CAR COMMUNICATION ANTENNA AND TUNER BUSINESS

HAUPPAUGE, NY - June 26, 2017 - VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and supplier of automotive, consumer electronics and accessories, and premium audio products worldwide, today announced that it has entered into a definitive agreement to sell Hirschmann Car Communication GmbH and its worldwide subsidiaries (“Hirschmann”) to a subsidiary of TE Connectivity Ltd. (NYSE: TEL).

Under the terms of the Stock Purchase Agreement, TE Connectivity (“TE”) will acquire Hirschmann for an enterprise value of 148.5 million Euro. Based on the Euro to US dollar conversion (1 Euro = $1.12), this equates to approximately $166.0 million. The final purchase price is subject to further net cash and working capital adjustments. VOXX International (Germany) GmbH is the selling entity in this transaction.

VOXX International Corporation will continue to operate in the Automotive industry and will retain its ongoing OEM business that is not part of this transaction through VOXXHirschmann Corporation. The Company will also continue its Automotive Aftermarket business through its proprietary brands and 3rd-party distribution agreements. The continuing operations include the Company’s market-leading rear-seat infotainment solutions, car security and remote start systems, remote start modules, app-based vehicle security solutions, keyless entry products and its newest innovation, the eFob, satellite radio products, and telematics, among others. Business lines that will be sold as part of this agreement, include Hirschmann’s antenna, smart antenna, multi-digital tuner and commercial asset tracking business, which incorporates various technologies and product lines. Under the terms of the agreement, VOXX International will phase out the VOXXHirschmann name over a period of two years.

Commenting on today’s announcement, Pat Lavelle, President and Chief Executive Officer of VOXX International Corporation stated, “I would like to thank the Hirschmann employees for their unwavering commitment to innovation and their positive contribution to VOXX International. The passion they have displayed in driving and developing technology-advanced products for OEM customers has been exceptional. We believe with the additional resources that TE Connectivity brings to Hirschmann, the business will have the ability to grow faster and garner a bigger share within their core product lines.”

Lavelle continued, “Over the past few years, we have won a considerable number of contracts from many of the most respected Automotive companies in the world, and the pipeline we have amassed has Hirschmann positioned very well in the future. While the business is growing, it would require significant working capital on our end and we believe now is the right time to sell. We also believe that TE is the right company to bring Hirschmann to the next level. Their ability to invest for growth, strong global presence and history of innovation makes this a win-win for all parties - for VOXX, TE Connectivity and the customers served.”

“The proposed acquisition of Hirschmann further expands our product portfolio and the integrated, highly engineered solutions we provide for connected and autonomous vehicles worldwide,” said Eric Kueppers, President of TE’s Global Automotive business. “Increasing data needs and new applications require active communications and increased connectivity within and outside the vehicle. Combining Hirschmann’s leading antenna technology with TE’s sensing and connecting capabilities allows us to expand our offerings, providing customers with value-add, holistic end-to-end data connectivity solutions.”

This transaction is subject to regulatory approval and customary closing conditions. The Company expects to provide more details around this transaction in its upcoming Fiscal 2018 first quarter results announcement and corresponding conference call, which will be held in mid-July 2017. Additionally, the expected close, subject to approvals, is anticipated to be on August 31, 2017. Wells Fargo Securities is acting as exclusive financial advisor to VOXX International on the transaction.

ABOUT VOXX INTERNATIONAL CORPORATION
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in Automotive, Consumer Electronics, Consumer Accessories and Premium Audio. Today, the Company has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers.  The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the Company’s brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, Car Connection®, 808®, AR for Her®, Prestige®, EyeLock, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach®, and Incaar™.  For additional information, please visit our Web site at www.voxxintl.com.

ABOUT HIRSCHMANN CAR COMMUNICATION
Hirschmann Car Communication is one of the world’s leading specialists in antenna, transmitter, receiver, M2M and telematics technologies, primarily for automobile communications and connectivity. The Company is a primary antenna provider to some of the world’s most notable auto manufacturers, and a leader in TV tuner applications in Europe, Middle East and Africa (EMEA). The Company operates in Europe, North America and China. Further information can be found at www.hirschmann-car.com.

ABOUT TE CONNECTIVITY
TE Connectivity (NYSE: TEL) is a $12 billion global technology leader. Our commitment to innovation enables advancements in transportation, industrial applications, medical technology, energy, data communications, and the home. TE’s unmatched breadth of connectivity and sensor solutions, proven in the harshest of environments, helps build a safer, greener, smarter and more connected world. With 75,000 people - including more than 7,000 engineers - working alongside customers in nearly 150 countries, we help ensure that EVERY CONNECTION COUNTS - www.TE.com

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2017.

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Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com